Exhibit 10.4

September 10, 2007

ETHOS GLOBAL MANAGEMENT

c/o Jacques Matte

Matte Bouchard Law Firm

1, Westmount Square, Suite 2000

Westmount (Quebec)

Canada, H3Z 2P9

Re:	Compensation Arrangements

Gentlemen:

We are writing to confirm our understanding.

1.	Compensation for Services

In consideration of the services provided by Ethos Global Management, a trust organized under the laws of Antigua (“ EGM ”) in support of the offering and sale of at least $3,000,000 and not more than $11,000,000 of Series C stock by Avicena Group, Inc. (the “ Company ”), including making introductions of funding sources to certain current, off-shore stockholders, the Company’s Board of Directors has approved the payment to your firm of a one-time fee in the minimum amount of $786,000 and the maximum amount of $1,350,000 (the “ Success Fee ”). The minimum Success Fee shall be due in connection with a sale of at least $3,000,000 of Series C stock, and an additional $100,000 shall be due for each $1,000,000 of additional gross sales proceeds, up to the maximum Success Fee, which shall be due if the Company sells $11,000,000 or more of Series C stock . Payment of the Success Fee will be in full and complete discharge of all obligations which the Company owes or may owe to EGM, its directors, officers, employees, stockholders, trustees, settlors, beneficiaries and all other EGM affiliates and associates (collectively, the “ EGM Parties ”) in connection with any efforts by any of them relating to, but not limited to, the investment in the Company’s securities by Jacques Matte in trust, Martin Doane in trust, Oussama Salam, Essam Alamdar, Oleander Marketing Corp., or H.K. Properties. None of the EGM Parties shall be entitled to any options, warrants or other equity-based compensation in connection with their services, and the Company shall not be responsible for the reimbursement of any expenses incurred by or on behalf of any of the EGM Parties beyond $10,000.

2.	Representations of EGM

2.1.	Power and Authority

Ethos Global Management

September 10, 2008

EGM has all requisite power and authority to enter into this Agreement and perform the services. This Agreement has been duly and validly authorized, executed and delivered by EGM and constitutes the legal, valid and binding agreement of EGM, enforceable against EGM in accordance with its terms, subject to bankruptcy law and general principles of equity.

2.2.	General Solicitation

In conducting its services, the EGM Parties employed no form of general solicitation or general advertising in connection with any of the Company’s securities.

2.3.	Offering Circulars

Neither EGM nor its representatives included any non-public information about the Company in any offering circular or private placement memorandum used in connection with EGM’s provision of its services.

2.4.	Non-Related Parties

No director, officer or stockholder of the Company, and no member of the immediate family (including children, step-children, parents, step-parents, spouses, siblings, in-laws, and persons sharing the household) of any of the foregoing persons (collectively, the “Avicena Parties”), is a director, officer, employee, trustee, settler, beneficiary or equity owner of EGM, and no Avicena Party has any interest, directly or indirectly, in the Success Fee.

3.	Representations of the Company

The Company has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy law and general principles of equity.

4.	Indemnification

EGM and the Company each agree to indemnify, defend and hold the other harmless from all losses (including reasonable attorneys fees) arising out of, based upon or relating to, in whole or in part, any breach of the forgoing representations.

5.	Miscellaneous

5.1.	Parties in Interest, Successors and Assigns

This Agreement is made solely for the benefit of EGM and the Company and their respective directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement. Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon any permitted successors and assigns of each of the parties.

Ethos Global Management

September 10, 2008

5.2.	Counterparts

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.3.	Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

5.4.	Entire Agreement

The Parties intend this Agreement to be the final expression of, and a complete and exclusive statement of, the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.5.	Notices

Any notice, demand, or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon actual delivery by hand or nationally recognized overnight courier (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date it is mailed, by certified mail, return receipt requested, to the other party at the address specified in this Section. Notices to EGM shall be sent to the address indicated on page 1. Notices to the Company shall be sent to the attention of the Chief Executive Officer at 228 Hamilton Avenue, 3rd Floor, Palo Alto, CA 94301, with a copy to Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 W. Madison Street, Suite 3900, Chicago, Illinois 60606, Attn: Lance R. Rogers

5.6.	Survival The parties agree that the representations, warranties and agreements made by each of them in this Agreement shall remain in full force and effect and shall survive the delivery of, and payment for, the Company’s securities.

Ethos Global Management

September 10, 2008

If this Agreement is satisfactory to you, please so indicate by signing the acceptance of this Agreement and deliver such counterpart, whereupon this Agreement will become binding between us in accordance with its terms.

Very truly yours,

AVICENA GROUP, INC.

By:	/s/ Nasser Menhall
Print Name:	Nasser Menhall
Title:	Chairman

AGREED AND ACCEPTED THIS 10th DAY OF SEPTEMBER, 2007

ETHOS GLOBAL MANAGEMENT

By:	/s/ Jacques Matte
Print Name:	Jacques Matte
Title:	Lawyer

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